Exhibit 99.2

BUSINESS UPDATE BY CELLEGY CHAIRMAN

Brisbane, California, March 29, 2005 – Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY).  In a conference call today regarding year-end 2004 results and developments at Cellegy Pharmaceuticals, Richard C. Williams, Chairman and interim CEO of the company, provided an update on progress made in several key areas.

In a conference call in early January 2005 shortly after he assumed the position of interim CEO, Mr. Williams reported that the company would be striving to accomplish in 2005 several key elements of redirection under his leadership, and that the company would provide an update once accomplishments were realized.  Key actions identified in January included:

•                  Maximize overseas commercial cash flows

•                  Continue licensing products approved by regulatory authorities

•                  Concentrate on Savvy® (C31G vaginal gel 1%)

•                  Drive for approval of FortigelTM

•                  Redefine spending priorities

•                  Minimize infrastructure dollars

•                  Monetize intellectual property portfolio

In the call today, Mr. Williams indicated that the company had made significant progress during the first quarter of 2005 on many of these items.  The outline below summarizes points made by Mr. Williams during the call regarding the goals identified in January.

Maximize overseas commercial cash flows

•                  The company recently announced a license agreement for Tostrex® with PT Kalbe Farma for parts of Far East, Indonesia, and Singapore.  Revenue generation in those countries is expected to commence in late 2005.

•                  Licensing discussions continue with prospective partners for Rectogesic® and Tostrex for other parts of the Far East and Latin America.

Concentrate on Savvy® (C31G vaginal gel 1%)

•                  Savvy Phase 3 trials are moving ahead as planned in Africa and the United States, with over 1,500 enrolled in two HIV prevention trials and 200 enrolled in a contraception trial.

Drive for approval of FortigelTM

•                  Final discussions with the FDA on program parameters have been completed. The company believes it will be ready to begin trials in during the second quarter of 2005.

Redefine spending priorities/minimize infrastructure

•                  Actions have been taken which will reduce the company’s spending level in the later part of 2005 by approximately 30% percent from previous levels.  The company has reduced several discretionary expense areas.

•                  The company recently relocated its Bay Area office to rent-free space for the next 12 months, and in addition the company expects to receive an additional payment during the second quarter from the company that will take over the prior space.

•                  The company will continue to evaluate infrastructure for savings.

Monetize intellectual property portfolio

•                  The company is continuing efforts to achieve this goal.

In the call, Mr. Williams also made the following observations regarding ongoing developments in coming months:

•                  ProStrakan, our business partner in Europe, plans to launch Rectogesic in the United Kingdom during the second quarter of 2005.

•                  Mutual Recognition Procedure beginning in Europe to receive additional approvals in other European countries later this year or early next year for Rectogesic and Tostrex.  If and when obtained, these approvals will expand revenue generation for our licensee and Cellegy.

•                  Very positive results of a Rectogesic hemorrhoid study in Australia were announced yesterday; the company believes that these results should increase revenue production throughout the world for our licensees and Cellegy.

•                  Discussions are ongoing with FDA regarding Phase 3 trial requirements for Tostrelle (testosterone gel for female sexual dysfunction).  Safety guidelines for this product are under discussion at the FDA, and the company expects to resume partnering discussions when these guidelines are known and there is greater clarity regarding the path to regulatory approval in the United States.

•                  In the call, Mr. Williams also addressed alternatives for obtaining required financing for the company through one of several possible vehicles including the Kingsbridge structured secondary offering facility, future royalty and milestone financing arrangements, a PIPE, or other alternatives.

•                  The company intends to provide an update on its dialogue with FDA regarding approvability of Cellegesic in the next few weeks.

•                  Increased professional staffing especially in area of contraception/HIV will occur.

•                  Further Savvy progress in the Phase 3 trials will be reported.

•                  Further progress of UC-781 in clinical trials will be reported.

In the conference call, Mr. Williams indicated that the company intended to report on progress on these areas in the coming months.

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including HIV prevention and sexual dysfunction, gastrointestinal disorders and certain cancers.

In October 2004, Cellegy acquired Biosyn, Inc., a privately held biopharmaceutical company in Huntingdon Valley, Pennsylvania.  The addition of Biosyn, a leader in the development of novel microbicide gel products for contraception and the reduction of transmission of HIV in women, expands Cellegy’s near term product pipeline and complements Cellegy’s women’s health focus.  Cellegy believes that Savvy, currently undergoing Phase 3 clinical studies in the United States and Africa, is one of the most clinically advanced products in development for the reduction in transmission of HIV.

Cellegesic, branded Rectogesic outside the United States, is approved in the United Kingdom for the treatment of pain associated with chronic anal fissures.  Launch of Rectogesic in the United Kingdom through ProStrakan Group Limited, Cellegy’s corporate partner, is expected in the first half of 2005.  A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea. Fortigel, branded Tostrex outside the United States, for the treatment of male hypogonadism, was approved by the Medical Products Agency (MPA) in Sweden in December 2004.  ProStrakan will also distribute Tostrex in Sweden and the European Union.  Approvals of Rectogesic and Tostrex by the other member states of the European Union will be pursued by Cellegy and ProStrakan through the Mutual Recognition Procedure.

Cellegy is developing two transdermal testosterone gel products: Fortigel, a testosterone replacement therapy for male hypogonadism and Tostrelle® for the treatment of female sexual dysfunction in postmenopausal women.  Cellegesic, for the treatment of anal fissures, was the subject of an FDA Not Approvable letter in December 2004.  The company is evaluating the FDA’s letter, intends to have further discussions with the FDA concerning the letter and is considering alternatives with respect to the product.

Forward-Looking Statements

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties relate to, among other factors: the timing and outcome of clinical trials, including the HIV prevention and contraception Phase 3 trials for Savvy; the amount of revenues from new overseas license agreements; the timing of regulatory approvals for the company’s products in Europe under the Mutual Recognition Procedure; the amount of cost savings from past and future actions taken by the company; or the company’s ability to successfully monetize portions of its intellectual property portfolio.  In addition, there is no certainty as to the timing outcome of discussions with the FDA, particularly regarding additional requirements for clinical trials and marketing approval of Fortigel, Cellegesic and Tostrelle, the timing of any new clinical trials relating to these products, or the company’s ability to complete corporate partnerships and additional financings.

In December 2003, both PDI and Cellegy initiated litigation proceedings against each other. The company believes PDI’s claims are without merit. However, there can be no assurances regarding the outcome of litigation proceedings by Cellegy and PDI.  Trial is currently scheduled to commence during the second quarter of 2005.  The company has been and may continue to devote significant time and resources to the proceedings and an adverse outcome could have a material adverse impact on Cellegy’s business and financial position.

Readers are cautioned not to place undue reliance on forward-looking statements, and we undertake no obligation to update or revise statements made herein.  For more information regarding risk factors, refer to the company’s forthcoming Annual Report on Form 10-K for the year ending December 31, 2004, and to its other Securities and Exchange Commission filings.

For more information:
Robert J. Caso	Richard C. Williams
Vice President, Finance & CFO	Chairman and Interim CEO
Phone: (650) 616-2200

www.cellegy.com

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